EXHIBIT 99.1

INTERPOOL ANNOUNCES SPECIAL $.12 PER SHARE INCREASE IN JANUARY 2006 DIVIDEND PAYMENT

PRINCETON, N.J.--(BUSINESS WIRE)--Dec. 16, 2005--Interpool, Inc. (NYSE: IPX) announced today that its Board of Directors has approved an increase of $.12 per share in the amount of Interpool's fourth quarter 2005 dividend payment. The additional dividend will be payable, together with the previously declared regular quarterly dividend payment of $.08 per share, on January 17, 2006 to stockholders of record on January 3, 2006. The dividend payment will now total $.20 per share.

Interpool noted that this increase relates only to the upcoming dividend payable in January 2006. Future quarterly dividend payments are expected to be at the previously announced quarterly rate of $.08 per share.

Interpool management is finalizing plans for the company's Barbados-based container leasing subsidiary, Interpool Limited, to distribute to the parent company a substantial amount of Interpool Limited's earnings and profits prior to December 31, 2005, under provisions of the American Jobs Creation Act of 2004. In light of the planned repatriation of these foreign earnings and profits, the additional dividend is being paid to avoid Interpool, Inc. becoming subject to personal holding company tax for federal income tax purposes for 2005.

Martin Tuchman, Chairman and Chief Executive Officer of Interpool, commented, "The additional dividend we are paying to our stockholders in January will not only protect us against personal holding company tax liability, but also demonstrates once again our commitment to taking steps to enhance shareholder value."

Interpool is one of the world's leading suppliers of equipment and services to the transportation industry. The company is the world's largest lessor of intermodal container chassis and a world-leading lessor of cargo containers used in international trade.

This Press Release contains certain forward-looking statements regarding future circumstances. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the risks and uncertainties described in the company's SEC filings. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof.

Note: This press release and other press releases and information can be viewed at the Company's website at www.interpool.com.

Contacts
Interpool, Inc.
James F. Walsh, 609-452-8900
www.interpool.com